EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements on Forms S-3 (Nos. 333-135158, 333-168585 and 333-176560) and Forms S-8 (Nos. 333-90512, 333-47258, 333-116348, 333-116349, 333-160346, 333-160347 and 333-176528) of CAS Medical Systems, Inc. of our report dated March 26, 2013, relating to the financial statements of CAS Medical Systems, Inc. as of and for the years ended December 31, 2012  and 2011 which report appears in the December 31, 2012, Annual Report on Form 10-K of CAS Medical Systems, Inc.

/s / CohnReznick LLP
Glastonbury, Connecticut
March 26, 2013